Exhibit 99.1

Tallgrass Energy Announces Investment Grade Credit Ratings for Tallgrass
and Rockies Express Pipeline

LEAWOOD, Kan.--(BUSINESS WIRE)--September 11, 2018--Tallgrass Energy, LP (NYSE: TGE) today announced that Fitch Ratings has assigned BBB- long-term Issuer Default and Senior Unsecured Ratings to both Tallgrass Energy Partners, LP (TEP), TGE's subsidiary where the Tallgrass family debt is held, and Rockies Express Pipeline LLC (REX). “We are pleased that Fitch has recognized our history and commitment to capitalize Tallgrass and REX for long-term stability and flexibility,” said Tallgrass Executive Vice President and Chief Financial Officer, Gary J. Brauchle. “During the early growth years at Tallgrass as well as the business transformation at REX, managing our entities with investment grade credit metrics has always been the goal. Today’s ratings announcement from Fitch is validation of those long-term efforts.”

In assigning BBB- ratings to both entities, Fitch noted that “TEP has taken significant steps towards mitigating" the re-contracting risk at REX and Pony Express Pipeline (Pony), "with recent projects and contractual extensions on both REX and Pony.” They also noted that “favorable oil production fundamentals” in the regions in which Tallgrass operates should allow TEP to “recontract capacity at Pony at rates that help support investment grade credit metrics.”

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contacts

Tallgrass Energy
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
media.relations@tallgrassenergylp.com